Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh, 412-288-2830, cell: 412-523-8511, terri.mckay@fhlb-pgh.com

FHLBank Pittsburgh Announces First Quarter Financial Results

PITTSBURGH, April 27, 2017 – The Federal Home Loan Bank of Pittsburgh today announced unaudited financial results for the first quarter of 2017. The Bank recorded net income of $86.8 million, and the Board of Directors declared dividends of 5.0 percent annualized on activity stock and 2.0 percent annualized on membership stock. Dividends are payable to the Bank’s stockholders on April 28, 2017.

“We are pleased to report another strong quarter for our cooperative,” said Winthrop Watson, president and chief executive officer. “It is particularly gratifying that our success is driven by member activity, which is the key focus of our mission.”

Highlights for first quarter of 2017 include:

Net income of $86.8 million
Net interest income of $108.3 million
Advances at $70.3 billion
Letters of credit at $20.0 billion
Retained earnings at $1.0 billion

Operating Results

The Bank’s net income totaled $86.8 million for the first quarter of 2017, compared to $56.5 million for the first quarter of 2016. This $30.3 million increase was driven by higher net interest income and higher noninterest income, partially offset by higher other expense.

Net interest income was $108.3 million for the first quarter of 2017, up $26.9 million compared to $81.4 million in the first quarter of 2016. Higher net interest income was primarily due to higher interest income on advances and investment securities. The amount of offsetting interest expense on consolidated obligations was reduced by improved funding spreads. Noninterest income in the first quarter of 2017 was $12.7 million, up $11.8 million compared to $0.9 million in the first quarter of 2016. Higher noninterest income was primarily due to net gains on derivatives and hedging activities, partially offset by lower net gains on trading securities and no net realized gains on sales of available-for-sale securities in 2017. The Bank recognized gains on the sale of available-for-sale securities of $12.7 million in the first quarter of 2016. Total other expense increased $5.2 million in the first quarter of 2017 compared to the first quarter of 2016, primarily due to higher compensation and benefits expenses.

First quarter 2017 performance allowed the Bank to set aside $9.7 million for affordable housing programs.

Balance Sheet Highlights

At March 31, 2017, total assets were $95.2 billion, compared with $101.3 billion at December 31, 2016. The decrease was primarily due to a decline in advances, which totaled $70.3 billion at March 31, 2017 compared to $76.8 billion at year-end 2016.

Total capital at March 31, 2017, was $4.6 billion, compared to $4.8 billion at December 31, 2016. Total retained earnings at March 31, 2017, were $1.0 billion, up $45.2 million from $986.2 million at December 31, 2016. Total retained earnings at March 31, 2017 included $231.9 million of restricted retained earnings compared with $214.5 million of restricted retained earnings at December 31, 2016. At March 31, 2017, FHLBank Pittsburgh had total regulatory capital of $4.6 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend on subclass B2 (activity) stock equal to an annual yield of 5.0 percent and a dividend on subclass B1 (membership) stock equal to an annual yield of 2.0 percent. These dividends will be calculated on stockholders’ average balances during the period January 1, 2017, to March 31, 2017, and credited to stockholders’ accounts on Friday, April 28, 2017.

Detailed financial information regarding first quarter 2017 results will be available in FHLBank Pittsburgh’s Quarterly Report on Form 10-Q, which the Bank anticipates filing on May 9, 2017.

About FHLBank Pittsburgh

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of 11 banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and economic growth in all economic cycles.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain.
Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions, real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; political, legislative, regulatory, litigation, or judicial events or actions; changes in assumptions used in the quarterly other-than-temporary impairment (OTTI) process; risks related to MBS; changes in the assumptions used in the allowance for credit losses; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; membership changes; changes in the demand by Bank members for Bank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology and cyber-security risks; and timing and volume of market activity. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

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Unaudited Condensed Statements of Condition and Income
(in millions)

	March 31,	December 31,
Condensed Statement of Condition	2017	2016
ASSETS:
Cash and due from banks	$2,550.8	$3,587.6
Federal funds sold	4,700.0	3,222.0
Securities purchased under agreements to resell	1,750.0	2,000.0
Trading securities	398.3	395.2
Available-for-sale (AFS) securities	8,979.6	9,038.1
Held-to-maturity securities	2,889.0	2,566.1
Advances	70,316.7	76,808.7
Mortgage loans held for portfolio, net of allowance for credit losses of $6.2 and $6.2,
respectively	3,418.4	3,390.7
All other assets	228.8	251.6

Total assets	$95,231.6	$101,260.0

LIABILITIES:
Consolidated obligations, net	$89,671.9	$95,656.3
All other liabilities	923.1	809.8

Total liabilities	90,595.0	96,466.1
CAPITAL:
Capital stock	3,523.1	3,755.4
Retained earnings	1,031.4	986.2
Accumulated other comprehensive income	82.1	52.3

Total capital	4,636.6	4,793.9

Total liabilities and capital	$95,231.6	$101,260.0

	Three months ended March 31,
Condensed Statement of Income	2017	2016
Total interest income	$309.3	$224.8
Total interest expense	201.0	143.4

Net interest income	108.3	81.4
Provision (benefit) for credit losses	—	0.2
Gains (losses) on trading securities	2.3	17.3
Gains on sales of AFS securities	—	12.7
Gains (losses) on derivatives and hedging	4.4	(35.6)
All other income	6.0	6.5
All other expense	24.5	19.3

Income before assessments	96.5	62.8
Affordable Housing Program assessment	9.7	6.3

Net income	$86.8	$56.5

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